EXHIBIT NO. 99.(g)

AMENDMENT TO INVESTMENT

ADVISORY AGREEMENT

AMENDMENT dated as of December 18, 2007 to the Investment Advisory Agreement dated June 29, 2007 by and between MFS Intermediate High Income Fund (the “Trust”), and Massachusetts Financial Services Company, a Delaware corporation (the “Adviser”) (the “Agreement”).

WITNESSETH

WHEREAS, the Trust has entered into the Agreement with the Adviser; and

WHEREAS, the Trust and the Adviser have agreed to amend the Agreement as provided below;

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

Appendix A Compensation of the Adviser: Appendix A of the Agreement is deleted and replaced in its entirety as follows:

The investment advisory fee payable by the Trust shall be computed and paid monthly in an amount equal to the sum of 0.65% of the Trust’s average daily net assets and, in addition, the Fund shall pay the Advisor monthly a fee equal to 20% of the Fund’s Leverage Income; provided, however, if the Fund’s Leverage Income is less than zero then the Advisor shall pay the Fund 20% of the Fund’s Leverage Income.

“Leverage Income” shall mean:

(gross income of the fund for such month)	x	(% of Fund’s average daily total assets represented by leverage as of the last day of such month)	-	(interest and other borrowing expenses associated with leverage for such month)

Miscellaneous: Except as set forth in this Amendment, the Agreement shall remain in full force and effect, without amendment or modification.

Limitation of Liability of the Trustees and Shareholders: A copy of the Trust’s Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. The parties hereto acknowledge that the obligations of or arising out of this instrument are not binding upon any of the Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be executed and delivered in the names and on their behalf by the undersigned, therewith duly authorized, all as of the day and year first above written.

MFS INTERMEDIATE HIGH INCOME FUND

By:	SUSAN S. NEWTON
Susan S. Newton
Assistant Secretary

MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:	ROBERT J. MANNING
Robert J. Manning
President